FOR IMMEDIATE RELEASE
November 15, 2013

CONTACT: Eric Amig
(212) 441-6807
Brian Finnegan
(212) 441-6877

CARLOS J. VáZQUEZ ELECTED TO BOARD OF DIRECTORS
OF THE FEDERAL HOME LOAN BANK OF NEW YORK FOR BALANCE OF 2013

New York, NY — The Federal Home Loan Bank of New York (“FHLBNY” or “Bank”) announced today that, on November 14, 2013, its Board of Directors elected Carlos J. Vázquez, senior executive vice president, Banco Popular de Puerto Rico, to fill the unexpired term of former FHLBNY Member Director José R. González, who had served as senior executive vice president for Oriental Bank, for the period from November 21, 2013 through and including December 31, 2013. As previously announced, Mr. Vázquez was elected by the Bank’s eligible Puerto Rico and U.S. Virgin Island members on November 4, 2013 to serve as a Member Director on the Board representing FHLBNY members in Puerto Rico and the U.S. Virgin Islands for a term of four years commencing on January 1, 2014.

“Carlos is a terrific community banker and a tremendous addition to our Board,” said Mr. González, who resigned from the FHLBNY’s Board of Directors in September 2013 and joined the Bank as its executive vice president on October 15. “His detailed knowledge of our Caribbean members and the communities they serve will help strengthen the Bank’s commitment to being a reliable partner for our membership.”

Mr. Vázquez is chief financial officer and executive vice president of Popular Inc. and senior executive vice president of FHLBNY member Banco Popular de Puerto Rico. He also serves as president of Banco Popular North America (also known as Popular Community Bank). Before joining Popular, Inc., Mr. Vázquez spent fifteen years with JP Morgan & Co. Inc. in New York and London where he held various management positions.

Mr. Vázquez is a member of the National Board of Directors of Operation Hope, as well as a member of the Advisory Council of the Dean of the School of Engineering of the Rensselaer Polytechnic Institute. Mr. Vázquez also served as a member of the board of directors of the Puerto Rico Community Foundation, the largest community foundation in the Caribbean.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLB of New York currently serves more than 340 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the Federal Home Loan Banks is to support the efforts of local members to help provide financing for America’s homebuyers.